Exhibit 99.1

                                  PRESS RELEASE

Consorcio G Grupo Dina, S.A. de C.V. and MCII Holdings (USA), Inc. Announce Cash Tender Offers and Solicitations of Consents With Respect to their Senior Secured Discount Notes due 2002 and Dina Trucks (USA), L.L.C. Senior Secured Guaranteed Notes due 2000

DES PLAINES, Ill., May 14, 1999 -- Consorcio G Grupo Dina, S.A. de C.V. (NYSE:
DIN) and MCII Holdings (USA), Inc. announced today that Grupo Dina is commencing a tender offer and consent solicitation relating to all of the $206,499,680 aggregate principal amount of outstanding Senior Secured Discount Notes due 2002 (the "Discount Notes") issued by Grupo Dina and MCII Holdings. Grupo Dina also is commencing a tender offer and consent solicitation relating to all of the $35,000,000 aggregate principal amount of outstanding Senior Secured Guaranteed Notes due 2000 (the "Guaranteed Notes") issued by its wholly-owned subsidiary, Dina Trucks (USA), L.L.C., and guaranteed by Grupo Dina and Dina Camiones, S.A. de C.V.

In connection with the tender offers, Grupo Dina is soliciting consents to (a) defer payment of interest on the Discount Notes until the earlier of July 15, 1999 or settlement of the tender offer and (b) adopt amendments to the indentures under which the Discount Notes and Guaranteed Notes were issued to eliminate substantially all restrictive covenants and certain event of default provisions.

As described in more detail in the Offers to Purchase and Consent Solicitations dated as of May 14, 1999, the consideration for each Discount Note and Guaranteed Note tendered and accepted for payment will be (a) $980 per $1,000 of Notes, plus (b) a consent payment of $20 per $1,000 of Notes, plus (c) accrued interest through the settlement date. The consent payment will be paid only for tendered Notes for which consents have been validly delivered and not revoked prior to 5:00 p.m. New York City time on Wednesday, May 26, 1999, unless extended. The tender offers will terminate at 9:00 a.m. New York City time on Monday, June 14, 1999, unless extended.

The tender offers are part of an overall plan to recapitalize and substantially restructure all of the indebtedness of Grupo Dina and its subsidiaries through a series of dependent transactions, including (a) an approximate $150 million investment by Joseph Littlejohn & Levy, Fund III in MCII Holdings, or in one or more of MCII Holdings' subsidiaries or affiliates, in exchange for an equity interest in excess of 50% in such entity, (b) Grupo Dina's Transportation Manufacturing Operations, Inc. ("TMO") subsidiary entering into a new senior credit facility in an approximate amount of $300 million and (c) TMO issuing approximately $200 million of senior subordinated notes. In addition to the debt repurchased pursuant to the tender offers, TMO would repay substantially all of its outstanding indebtedness. Finally, it is contemplated that MCII Holdings would transfer its Dina Autobuses, S.A. de C.V. subsidiary to TMO. Each of the foregoing transactions is conditioned upon the closing of the others and numerous other conditions precedent, including satisfactory completion of applicable due diligence investigations. No assurance can be given that Grupo Dina will successfully consummate the transactions.

The proposed offering of senior subordinated notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The tender offers are conditioned upon, among other things, the satisfaction of requisite consent conditions, minimum tender conditions and financing conditions, each as described in more detail in the Offers to Purchase and Consent Solicitations.

For additional information, please contact any of: Walter McLallen or Brian Perman at CIBC World Markets Corp. (at 800-274-2746), the Dealer Manager for the tender offer, or Thomas Long at D.F. King & Co., Inc., the Information Agent, (at 800-549-6650).


                                       -6-